SUB-ITEM 77Q1(a)(3) :      Articles of Amendment

Articles of Amendment of the Registrant, filed with the Maryland State Department of Assessments and Taxation on May 3, 2004


                              ARTICLES OF AMENDMENT
                                       OF
                   CALIFORNIA DAILY TAX FREE INCOME FUND, INC.

     California Daily Tax Free Income Fund, Inc., a Maryland corporation having its principal office in the State of Maryland in the City of Baltimore (hereinafter called the "Corporation"), desiring to amend its charter under the provisions of the Maryland General Corporation Law (the "Act"), hereby certifies to the Department of Assessments and Taxation of Maryland (hereinafter called the "Department") that:

     FIRST: The charter of the Corporation, as heretofore amended, is hereby further amended as follows:

     Article "(1)" of the Articles Supplementary of the Corporation, as filed with the Department on August 28, 2002, as amended on May 27, 2003 (hereinafter called the "Articles Supplementary"), which Article "(1)" sets forth a description of the Corporation's stock, is hereby amended to change the name of the class of stock referenced as the "California Tax Exempt Liquidity Fund Class" from its current name to "Advantage California Tax Exempt Liquidity Fund Class," said amended Article "(1)" to read in its entirety as follows:

     (1) The following is a description of the stock, including the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption, as set and changed by the board of directors:

     The Corporation's stock is subdivided into three classes of stock - Class A, Class B, and Advantage California Tax Exempt Liquidity Fund Class ("Advantage Class") shares. Each share, regardless of class, will represent an interest in the same portfolio of investments and will have identical voting, dividend, liquidation and other rights, preferences, powers, restrictions, limitations, qualifications, designations and terms and conditions as set forth in the Corporation's Articles of Incorporation, as amended, except that (i) the Class A, Class B, and Advantage Class shares will have different designations; (ii) only the Class A and Advantage Class shares will be assessed a service fee pursuant to the Rule 12b-1 Distribution and Service Plan applicable to the Class A and Class B shares and the Rule 12b-1 Distribution and Service Plan applicable to the Advantage Class shares, respectively (the "12b-1 Plans") of the Fund equal to 0.25% of the average daily net assets of the Class A and Advantage Class shares, respectively; (iii) only the Advantage Class shares will be assessed a distribution fee pursuant to its 12b-1 Plan equal to 0.45% of the average daily net assets of such Class; (iv) only the holders of the Class A and Advantage Class shares will be entitled to vote on matters pertaining to the 12b-1 Plans and any related agreements in accordance with provisions of Rule 12b-1 of the Investment Company Act of 1940; and (v) the exchange privilege, if any, will permit stockholders to exchange their shares only for shares of the same class of designated funds listed in an exchange fund.

     The Class A and Advantage Class shares will bear the service fees and the Advantage Class shares will bear the distribution fees, under the 12b-1 Plans. As a result, the net income of and the dividends payable to the Advantage Class shares will be lower than the net income of and dividends payable to the Class A shares which in turn will be lower than the net income of and dividends payable to the Class B shares of the Fund. Dividends paid to each class of shares of the Fund will, however, be declared and paid on the same days at the same times and, except as noted with respect to the service and/or distribution fees payable under the 12b-1 Plans, will be determined in the same manner and paid in the same amounts.

     SECOND: The amendment herein certified is limited to a change expressly permitted by the provisions of Section 2-605 of the Act to be made without action by stockholders and said amendment was duly approved upon the unanimous written consent of the directors of the Corporation pursuant to and in accordance with Section 2-408 (c) of the Act.

     IN WITNESS WHEREOF, the Corporation has caused this instrument to be signed in its name and on its behalf by its President and attested by its Secretary, as of April 27, 2004.

                                                     CALIFORNIA DAILY TAX FREE
                                                     INCOME FUND, INC.



                                                     By:   /s/ Steven W. Duff
                                                           --------------------
                                                            Steven W. Duff
                                                            President

Attest:


/s/ Rosanne Holtzer
-------------------
Rosanne Holtzer
Secretary

     THE UNDERSIGNED, President of CALIFORNIA DAILY TAX FREE INCOME FUND, INC., who executed on behalf of said Corporation the foregoing Articles of Amendment, of which this certificate is made a part, hereby acknowledges, in the name and on behalf of said Corporation, the foregoing Articles of Amendment to be the corporate act of said Corporation and further certifies that, to the best of his knowledge, information, and in all material respects, under the penalties of perjury.

                                                     CALIFORNIA DAILY TAX FREE
                                                     INCOME FUND, INC.



                                                     By:   /s/ Steven W. Duff
                                                           ------------------
                                                            Steven W. Duff
                                                            President